As filed with the Securities and Exchange Commission on
Registration Statement No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENER1, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2479377
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 W. Cypress Creek Rd., Suite 100, Ft. Lauderdale, FL 33309
(954) 556-4020
(Address and telephone number of principal executive offices)

Michael Shariff, General Counsel
Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Fort Lauderdale, FL 33309
(954) 556-4020
(Name, address and telephone number of agent for service)

Copies to:
Robert L. Mazzeo, Esq.
Mazzeo Song & Bradham LLP
708 Third Avenue - 19th Floor
New York, New York 10017
Telephone: (212) 599-0700

Approximate date of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities, or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.01 per share	67,450,000	$0.72	$48,564,000	$1,909.00

(1)
Estimated solely for purposes of determining the registration fee and calculated in accordance with Rule 457 promulgated under the Securities Act of 1933, as amended, based on average high and low prices per share of $0.72 on January 16, 2008, as quoted on the OTC Bulletin Board.

(2)
This number includes 35,500,000 shares of common stock that are being registered for resale by holders of such common stock and 31,950,000 shares of common stock underlying exercisable warrants that may be resold by such holders upon the exercise of such warrants. In accordance with Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Selling Shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated January 18, 2008
67,450,000 Shares of Common Stock

Ener1, Inc.

This prospectus relates to resales of up to 67,450,000 shares of the common stock of Ener1, Inc., which includes 31,950,000 shares of common stock underlying exercisable warrants. The shares of common stock may be offered by the Selling Shareholders identified in this prospectus for their own account.

We will receive no part of the proceeds from sales made under this prospectus. If, however, the warrants are exercised by the Seller Shareholders for cash, we will receive the aggregate exercise price applicable to such warrants. There is no assurance that the Seller Shareholders will exercise such warrants. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

The shares of common stock being offered pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the Selling Shareholders to the public without restriction. The Selling Shareholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the Selling Shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “ENEI.” On January 16, 2008, the last reported sale price of our common stock on the OTCBB was $0.72 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 7 of this prospectus before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2008

TABLE OF CONTENTS

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION	3
PROSPECTUS SUMMARY	4
RISK FACTORS	7
USE OF PROCEEDS	16
SELLING SHAREHOLDERS	16
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21
INCORPORATION BY REFERENCE	22

You should rely only upon the information contained in, or incorporated by reference into, this document. The Company has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The common stock to which this prospectus relates is not being offered or sold in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. The Company’s business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may offer and sell shares of the Company’s common stock from time to time. To the extent that any statement that the Company makes in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. The rules of the SEC allow the Company to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be part of this prospectus, and information that the Company files later with the SEC will automatically update and supersede this information. You should read this prospectus together with the additional information described in this prospectus under “Where You Can Find More Information” and “Incorporation by Reference.”

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports the Company files with the SEC at the SEC’s website or at the SEC’s offices described in this prospectus under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

We have made forward-looking statements in this prospectus and make forward-looking statements in our press releases and other filings with the SEC that are subject to risks and uncertainties. Forward-looking statements include information that is not purely historic fact and include, without limitation, statements concerning our financial outlook for 2008 and beyond, our possible or assumed future results of operations generally, and other statements and information regarding assumptions about our revenues, cash flow from operations, available cash, operating costs, capital and other expenditures, financing plans, capital structure, contractual obligations, legal proceedings and claims, future economic performance, management’s plans, goals and objectives for future operations and growth and markets for our planned products and stock.

Our forward-looking statements are also identified by words such as “believes,” “expects,” “thinks,” “anticipates,” “intends,” “estimates” or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The factors discussed in “Risk Factors” below and in our filings with the SEC from time to time, and other unforeseen events or circumstances could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements.  Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

The following summary highlights the key information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus, “Ener1,” “the Company,” “we,” “us,” and “our” refer to Ener1, Inc. and its subsidiaries, and "Ener1 Group" refers to Ener1 Group, Inc., our 71% shareholder, unless the context requires otherwise.

The Company

We have three business lines which we conduct through our three operating subsidiaries. EnerDel, an 80.5% owned subsidiary which is 19.5% owned by Delphi Corporation, develops lithium ion ("Li-ion") batteries for automotive, military and other industrial uses. EnerFuel, a wholly-owned subsidiary, develops fuel cell products and services. NanoEner, also a wholly-owned subsidiary, develops technologies, materials and equipment for nanomanufacturing.

Currently, we generate minimal revenue from sales of Ener1’s products. Substantially all of our planned products are still under development. We will require significant capital investment to continue our product development activities in order to commercialize our technology.

We have developed a lithium ion battery for Hybrid Electric Vehicles (HEVs) that we believe has significant competitive advantages because of its safety, power and other performance characteristics. In particular, our battery chemistry, which uses lithium titanate for the anode material, does not experience thermal problems that sometimes occur in lithium batteries used in consumer electronics. Our HEV battery cell was developed under an ongoing program with the United States Advanced Battery Consortium (“USABC”). The USABC is a consortium of the three U.S. auto manufacturers — Ford, General Motors and Chrysler, with funding provided by the U.S. Department of Energy (DOE).

We are also developing a lithium titanate battery for PHEV under an award from the DOE which is expected to be managed by the USABC. In addition, we are currently developing prototype samples for a lithium battery for an electric vehicle contract, which if successful, is expected to begin shipping in December 2008. This first generation battery for the electric vehicle will use a hard carbon anode which we intend to replace with lithium titanate when it is developed.

The major automotive companies have discussed plans to introduce lithium ion batteries in HEV and PHEV with varying dates, but we expect HEV to begin converting to lithium ion by 2010. No industry production contract awards have been formally announced. Extensive additional testing and evaluation by the automotive industry is required before the lithium ion battery technology is adopted. Our HEV batteries are undergoing extensive testing which is evaluated by our prospective customers and the USABC.

We believe that the market for HEVs will grow dramatically during the next few years due to the large number of planned introductions of HEVs by the major automotive manufacturers. We also believe that if an affordable lithium ion battery is developed, the growth will continue and HEVs could become the predominant mode of transportation in the United States and worldwide. Furthermore, we believe that Li-ion batteries will replace existing battery technology for HEVs once the technology is adopted for automotive use because Li-ion batteries weigh less, have more power and are expected to cost less than nickel metal hydride batteries currently used in HEVs. We also believe that the market for lithium ion batteries to be used in plug-in hybrid electric vehicles (PHEV) and electric vehicles (EV) will grow dramatically over the next decade.

EnerFuel is developing what it believes will be the next generation of high-temperature fuel cells, intended to address the fuel cell industry's need for fuel cells that are smaller, less costly and less complex. EnerFuel is pursuing fuel cell related opportunities in the portable power, auxiliary power, distributed power and backup power markets. EnerFuel developed a new fuel-cell-powered remote surveillance camera, a prototype of which was exhibited to the public on October 15, 2007.

NanoEner, our nanotechnology subsidiary, has built prototype equipment that utilizes our proprietary vapor deposition and solidification (“VDS”) process for depositing materials onto battery electrodes as part of the battery cell manufacturing process. NanoEner is developing electrodes produced using this process for testing during 2008.

Recent History

In May 2006, EnerDel was awarded a cost-sharing development contract with a net value of $500,000 by the USABC to provide funding for battery research. EnerDel's responsibilities under the first phase of this program were to provide samples of Li-ion batteries that offer potentially significant advantages in terms of weight, volume, performance and safety over existing technologies for HEVs. Argonne National Laboratory was a subcontractor to EnerDel in this project. EnerDel made its first scheduled delivery of samples at the end of November 2006. In January 2007, EnerDel received test results of its battery cells from USABC, conducted by Idaho National Laboratory. The initial results met or exceeded all of the test requirements. We have completed Phase I of the HEV battery development with the USABC.

On May 22, 2007, we were awarded a research grant from the Office of Naval Research (ONR) in the amount of $853,000 to develop a lithium ion battery system for use in asset tracking applications. The primary goal of the project is to develop a battery system that will operate at minus 40 degrees Celsius. The project will be monitored, evaluated and tested by ONR and the Naval Surface Warfare Center, Crane Division. The project is scheduled for completion by the end of March 2008. In addition, Congress has approved additional defense department appropriations for research grants totaling approximately $4.4 million. Projects under these grants will commence following formal detail project review and approval by the appropriate Department of Defense agencies.

EnerDel obtained certain key elements of its technology from EnerStruct, Inc., a company that we formed with ITOCHU Corporation in 2003 to pursue technology development and marketing opportunities for Li-ion batteries in Japan. On September 11, 2007, we signed a technology license agreement with ITOCHU Corporation that grants Ener1 an exclusive world-wide license to certain “know-how” developed by EnerStruct and a certain patent and patent applications of EnerStruct and ITOCHU regarding lithium ion battery technology in exchange for the issuance of 3,333,333 shares of our common stock and $519,885 payable in installments over ten months. Ener1 formed a new subsidiary, EnerDel (Japan), Inc., to continue its Japanese operations while retaining key employees of EnerStruct.

On September 18, 2007 we were awarded a lithium-ion battery technology development contract from the USABC to develop lithium-ion battery technology for hybrid-electric vehicle applications. The 18-month contract, valued at $6.5 million, is the second of a three-phase USABC program and requires that EnerDel share 50 percent of the project costs.

On September 26, 2007, the U.S. Department of Energy ("DOE") awarded us a $2.5 million contract over two years for PHEV research. The award is for the development of cells for 10- and 40-mile range PHEVs using nano-phase lithium titanate coupled with a high voltage Nickel-Manganese cathode material. The total DOE/industry cost share will be $2.5 million, and it is expected that EnerDel and the DOE will each fund $1.25 million of the costs.

On October 9, 2007, we unveiled a working prototype of an HEV battery pack.

On October 15, 2007 we entered into a Supply Agreement with Think Global of Oslo, Norway, ("Think") to supply Lithium ion battery packs for the Think electric vehicle, Think City. Under the Agreement, EnerDel must deliver production prototypes in March 2008 and pre-production parts in July 2008 for approximately $1.4 million. After completion of the production prototypes and delivery of pre-production parts, Think will order units on a rolling six-month purchase order with the first delivery expected in December 2008. The Company estimates deliveries of approximately $70 million based upon Think's minimum forecasted vehicle delivery schedule over the approximate two-year period, although quantities may increase or decrease from the estimate. Think may increase the number of units on six months notice. Think is not obligated to buy any units if we are unable to deliver production prototypes within the required time frames or if other design and test requirements are not met.

In December 2007, we exhibited a working HEV using our battery pack at the Electric Vehicle Symposium in Anaheim California.

Since September 30, 2007, we have raised additional capital and experienced an improved balance sheet due to conversions of convertible debt and equity to common stock. On October 11, 2007, a holder of 150,000 shares of our Series B Stock converted its holdings and all accrued dividends into 45,880,965 shares of our common stock. On November 14, 2008, a holder of 2,500 shares of our Series B Stock converted its holdings and all accrued dividends into 750,523 shares of our common stock. On November 19, 2007, we sold common stock with an aggregate purchase price of $32,000,000 to institutional investors. Included in the sale were six-month warrants to purchase 57,600,000 shares of our common stock at an exercise price of $0.75 per share, which if exercised, would result in an additional $43,000,000 of additional capital. On December 20, 2007, we announced that we had received conversion notices from two funds holding a majority of its 2004 Convertible Debentures and the 2005 Convertible Debentures. Including previous conversions of Debentures from September 19, 2007 through December 31, 2007 $10,065,952 of principal of the 2004 Convertible Debentures and $12,144,067 of principal of the 2005 Convertible Debentures have been converted into 30,117,660 shares of common stock of the Company. The remaining principal balance of the Debentures is $11,714,981, consisting of $9,634,048 due under the 2004 Convertible Debentures and $2,080,933 due under the 2005 Convertible Debentures. The original principal amount of the 2004 Convertible Debentures and the 2005 Convertible Debentures was $20,000,000 and $14,225,000, respectively.

Our principal executive offices are located at 500 West Cypress Creek Road, Suite 100, Fort Lauderdale, Florida 33309 and our phone number is (954) 556-4020. We maintain a website at www.ener1.com. Information contained on our website, or that can be accessed through our website, does not constitute a part of this prospectus.

RISK FACTORS

Investing in the Company’s common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below together with all of the other information included or referred to in this prospectus before purchasing shares of the Company’s common stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occur, the Company’s business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of the Company’s common stock could decline and investors in the Company’s common stock could lose all or part of their investment.

We will need additional capital to fund development and production activities which may not be accessible on attractive terms or at all.

For the last several years, we have financed our operations through the sale of our securities and by borrowing money. Since September 30, 2007, we have raised additional capital and experienced an improved balance sheet due to conversions of convertible debt and equity to common stock. During the next two years, we will continue our research and development spending, and in addition will begin increasing our capital expenditures for plant and production equipment Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and the terms of our existing indebtedness. Although a significant amount of our senior secured convertible debentures have converted their notes into common stock, the terms of our senior secured convertible debentures limit our ability to incur additional debt because any such additional debt we incur must be contractually subordinated, as to payment and liquidation, to the payment in full of the debentures. We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If we raise additional funds through the sale of equity or convertible debt securities, your ownership percentage of our common stock will be reduced. In addition, any such transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand. Our failure to obtain any required future financing could materially and adversely affect our financial condition. Our ability to obtain financing from government grants is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. We cannot assure you that our efforts to obtain such funds from these government sources will be successful. If we do not obtain adequate short-term working capital and permanent financing, we would have to curtail our research and development activities and adopt an alternative operating model to continue as a going concern, circumstances which would be likely to have a material adverse effect on our business, financial condition, results of operations and prospects.

We have a history of operating losses.

We have experienced net operating losses since 1997, incurred negative cash flows from operations since 1999 and, as of September 30, 2007, had a deficiency in assets, or negative shareholder’s equity, of $51,816,000. Cash used in operations for the year ended December 31, 2006 and nine months ended September 30, 2007 was $17,126,000 and $18,014,000, respectively. We expect that we will continue to incur negative cash flows and require additional cash to fund our operations and implement our business plan. The continued development of our energy-related technology and products will require significant additional capital investment.

The terms of our senior secured convertible debentures issued in January 2004 and March 2005 restrict our operations.

Although a significant amount of our senior secured convertible debentures have converted their notes into common stock, the remaining senior secured convertible debentures issued in January 2004 and March 2005, both due 2009, contain restrictive covenants that limit our ability to, among other things: dispose of assets; incur debt; pay dividends; repurchase our capital stock and debt securities; create liens on our assets; and engage in transactions with our affiliates. These covenants may significantly limit our ability to respond to changing business and economic conditions and to secure additional financing, and we may be prevented from engaging in transactions that might be considered important to our business strategy or otherwise beneficial to us.

We may never complete the research and development of commercially viable products.

We are working on the development of a number of products that are essentially new technology. While we have completed the development of the first prototype of our Li-ion battery pack for HEV, we continue to work on other projects which are in various stages of development including batteries for PHEV, EV and military uses, and fuel cells and nano processes. We do not know when or whether we will successfully complete research and development of the various products. If we are unable to develop commercially viable products, we will not be able to generate sufficient revenue to become profitable. We must complete substantial additional research and development before we will be able to manufacture a commercially viable battery product in commercial quantities. In addition, while we are conducting tests to predict the overall life of our products, we may not have tested our products over their projected useful lives prior to large-scale commercialization. As a result, we cannot be sure that our products will last as long as predicted, and, if they do not, we may incur liability under warranty claims.

We have an unproven business plan.

We have an unproven business plan and do not expect to be profitable for the next several years. We are developing technologies, products and services related to Li-ion batteries, fuel cells and nanotechnology. Before investing in our securities, you should consider the challenges, expenses and difficulties that we will face as a company seeking to develop and manufacture new products.

Viable markets for our products may never develop, may take longer to develop than we anticipate or may not be sustainable.

Our energy products and technologies target emerging markets and we do not know the extent to which our technologies and products will be accepted. We do not currently have any commercially viable products. We must be able to develop a commercially viable product for our business to succeed. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability. We will need to develop or acquire adequate marketing and manufacturing capabilities in order to develop a commercially successful product. In addition, the development of a viable market for our products may be impacted by many factors which are partly or totally out of our control, including:

•	The cost competitiveness of our products
•	Consumer reluctance to try a new product
•	Consumer perceptions of our products’ safety
•	Regulatory requirements
•	Barriers to entry created by existing energy providers
•	Emergence of newer, more competitive technologies and products

We have no experience manufacturing battery, fuel cell or nanotechnology-based products on a large-scale commercial basis and may be unable to do so.

Since 2002, we have focused primarily on research and development and have no experience manufacturing any of our planned products on a commercial basis. We are developing new battery products that will use high volume battery manufacturing processes and equipment. We have no experience using such equipment for the products we are developing. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture our products in commercial quantities while meeting the quality, price, engineering, design and production standards required to successfully market our products. Our failure to develop such manufacturing processes and capabilities are likely to have a material adverse effect on our business, financial condition, results of operations and prospects.

We may not meet our development and commercialization milestones.

We have established product development and commercialization milestones that we use to assess our progress toward developing commercially viable products. These milestones relate to technology and design improvements as well as to dates for achieving development goals. To gauge our progress, we plan to operate, test and evaluate our products. If our systems or products exhibit technical defects or are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule could be delayed and potential purchasers of our initial commercial battery and energy products may decline to purchase them. We cannot assure you that we will successfully achieve our milestones in the future or that any failure to achieve these milestones will not result in potential competitors gaining advantages in our target market. The failure to meet our development and commercialization milestones is likely to have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be unable to establish relationships with third parties for aspects of product development, manufacturing, distribution and servicing and the supply of key components for our products.

We will need to enter into additional strategic relationships in order to complete our current product development and commercialization plans. We will also require partners to assist in the distribution, servicing and supply of components for our anticipated fuel cell products which are in development. If we are unable to identify or enter into satisfactory agreements with potential partners, we may not be able to complete our product development and commercialization plans on schedule or at all. We may also need to scale back these plans in the absence of needed partners, which would adversely affect our future prospects. In addition, any arrangement with a strategic partner may require us to make large cash payments to the partner, issue a significant amount of equity securities to the partner, provide the partner with the opportunity to have representation on our board of directors, agree to exclusive purchase or other arrangements with the partner and/or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current shareholders. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subsystems for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition are likely to be harmed if we fail to secure relationships with entities that can develop or supply the required components for our products and provide the required distribution and servicing support. Additionally, the agreements governing our current relationships allow for termination by our partners under some circumstances.

We will rely on third–parties to develop and provide key components for our products.

We will rely on third-party suppliers to develop and supply key components that we will use in our products. If those suppliers fail to develop and supply these components in a timely manner or at all, or fail to develop or supply components that meet our quality, quantity or cost requirements, and we are unable to obtain substitute sources of these components on a timely basis or on terms acceptable to us, we may not be able to manufacture our products. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

We do not know when or whether we will secure long-term supply relationships with any suppliers or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure long-term relationships with entities that will supply the required components for our battery and energy related products.

We face high levels of competition and may be unable to compete successfully.

The markets in which we intend to compete are highly competitive. There are a number of companies located in the United States, Canada and abroad that are developing battery and fuel cell technologies and other energy products that will compete with our technologies and planned products. Some of our competitors are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of commercially viable products more quickly and effectively than we can.

Not only do we face competition from other companies that are developing battery and fuel cell technologies, but we also face competition from companies that provide energy products based on traditional energy sources, such as oil and natural gas. We also face competition from companies that are developing energy products based on alternative energy sources as a significant amount of public and private funding is currently directed toward development of a number of types of distributed generation technology, including micro-turbines, solar power, wind power and other types of fuel cell technologies. Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may make some of our planned products less attractive or render them obsolete. There are many companies engaged in all areas of traditional and alternative energy generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas, batteries, generators and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

We intend to offer Li-ion batteries to the automotive industry, which is a very competitive and cost focused industry. We have no automotive industry experience.

Supplying Li-ion batteries to the automotive industry has significant risks for a new company. We will be competing against much larger suppliers that have greater financial, marketing and other resources; more experience in low cost, high volume manufacturing operations; existing relationships with automotive purchasing and engineering development departments; and increased ability to take advantage of economies of scale in purchasing raw materials than we have. The automotive industry is extremely competitive and competition to supply vehicle components to manufacturers focuses on cost, weight and size of such components. The ability of domestic automobile manufacturers to adopt new battery technologies for HEVs will depend on many factors outside our control, including their ability to develop HEV vehicle platforms. If the HEV industry does not accept Li-ion battery technology, or if our Li-ion batteries do not meet industry requirements for battery cost, weight and size, our batteries will not gain market acceptance.

Failure of our planned products to pass testing could negatively impact demand for our planned products.

We may encounter problems and delays during testing of our planned products for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our planned products properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with test results for our planned products could materially harm our reputation and impair market acceptance of, and demand for, any products that we make.

Regulatory and other changes in the energy industry may adversely affect our ability to produce, and reduce demand for, our planned products.

The market for our technologies and products may be heavily influenced by federal, state, local and foreign government laws, regulations and policies concerning the energy industry. A change in the current regulatory policies could make it more difficult or costly for us to develop, manufacture or market our products. Any such changes could also deter further investment in the research and development of alternative energy sources, including fuel cells, which could significantly reduce demand for our technologies and products. We cannot predict how changes in regulation or other industry changes will affect the market for our products or impact our ability to distribute, install and service our products.

We could be liable for environmental damages resulting from our research, development or manufacturing operations.

Our business exposes us to the risk that harmful substances may escape into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Our insurance policies may not adequately reimburse us for costs incurred in defending and settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect there will be additional changes in the future. If our operations do not comply with current or future environmental laws and regulations, we may be required to make significant unanticipated capital and operating expenditures to bring our operations into compliance. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

Our products may use materials that are inherently dangerous substances which could subject our business to product liability claims.

Our energy technologies and products may use lithium, hydrogen or other materials that could leak and combust if ignited by another source. These technologies and products expose us to potential product liability claims relating to dangers that are inherent in lithium, hydrogen and products that use either. Hydrogen is a flammable gas and therefore a potentially dangerous product. Hydrogen is typically generated from gaseous and liquid fuels that are also flammable and dangerous, such as propane, natural gas or methane, in a process known as reforming. Natural gas and propane could leak into a residence or commercial location and combust if ignited by another source. In addition, our products may operate at high temperatures, which could expose us to potential liability claims, in the event of accidents involving combustion or explosion. Accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for, or heighten regulatory scrutiny of, our products. In addition, we might be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain our insurance coverage on acceptable terms.

Product liability or defects could negatively impact our results of operations.

Any liability we incur for damages resulting from malfunctions or design defects of our products could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Future acquisitions may disrupt our business, distract our management and reduce the percentage ownership of our shareholders.

As part of our business strategy, we may seek to acquire complementary technologies, products, expertise and/or other valuable assets. However, we may not be able to identify suitable acquisition candidates. If we do identify suitable candidates, we may not be able to complete the acquisitions on commercially acceptable terms or at all. We may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. In addition, an acquisition may reduce the percentage ownership of our then current shareholders. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, as a result of any acquisition, we may incur non-recurring charges and be required to amortize significant amounts of intangible assets, which could adversely affect our results of operations.

We may not be able to protect the intellectual property upon which we depend and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies, systems designs and manufacturing processes. We rely on patents, trademarks, and policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. In addition, we do not know whether the U.S. Patent & Trademark Office will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible that our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party proprietary rights, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use the intellectual property at issue on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or other legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also become known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

Our business depends on retaining and attracting highly capable management and operating personnel.

Our success depends in large part on our ability to retain and attract management and operating personnel, our officers and other key employees. Our business requires a highly skilled specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals, who are in high demand and are often subject to competing offers. To retain and attract key personnel, we use various measures, including employment agreements, a stock incentive plan and incentive bonuses for key employees. These measures may not be enough to retain and attract the personnel we need or to offset the impact on our business of the loss of the services of key officers or employees. We have experienced recent executive management turnover, and could face difficulty hiring and retaining qualified senior executives.

We face risks associated with our plans to market, distribute and service our products internationally.

We may market, distribute and service our products internationally. We have limited experience developing and no experience manufacturing our products to comply with the commercial and legal requirements of international markets. Our success in international markets will depend, in part, on our ability and our partners’ ability to secure relationships with foreign sub-distributors, and our ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.

Government contracts could restrict our ability to effectively commercialize our technology.

Contracts we enter into with government agencies are subject to the risk of termination at the convenience of the contracting agency and potential disclosure of our confidential information to third parties. Under the Freedom of Information Act, any documents that we have submitted to the government or to a contractor under a government funding arrangement may be subject to public disclosure that could compromise our intellectual property rights unless these documents are exempted as trade secrets or as confidential information, appropriately legended by us, and treated accordingly by such government agencies.

As a government contractor, we must comply with and are affected by federal government regulations relating to the formation, administration and performance of government contracts. These regulations will affect how we do business with our customers and may impose added costs on our business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government.

In addition, federal government agencies routinely audit government contracts. These agencies review a contractor’s performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. These audits may occur several years after completion of the audited work. An audit could result in a substantial adjustment to our revenues because any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, our reputation could be harmed if allegations of impropriety were made against us.

We may be unable to manage rapid growth effectively.

We expect to expand our manufacturing capabilities rapidly, accelerate the commercialization of our products and enter a period of rapid growth, which will place a significant strain on our senior management team and our financial and other resources. The proposed expansion will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the commercialization of a new product. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems and to train, motivate and manage our employees. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

Our stock price has been and could remain volatile.

The market price of our common stock has historically experienced and may continue to experience significant volatility. Our progress in developing and commercializing our products, our quarterly operating results, announcements of new products by us or our competitors, our perceived prospects, changes in securities analysts’ recommendations or earnings estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market, and in particular the market for technology-related stocks, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we may be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Our principal shareholder has substantial control over our affairs.

Ener1 is controlled by Ener1 Group, which beneficially owns approximately 71% of our outstanding common stock. Three of Ener1 Group’s board members are also members of our Board of Directors, and four of our senior executives, including the Chief Executive Officer and Chief Administrative Officer, and two of our directors are also executives of Ener1 Group. Ener1 Group has the ability to control all matters submitted to a vote of the shareholders of Ener1, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Ener1 Group may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination which you, as a shareholder, may view favorably.

Future sales of our common stock may adversely affect our common stock price.

If our shareholders sell a large number of shares of common stock or if we issue a large number of shares in connection with future acquisitions or financings, the market price of our common stock could decline significantly. In addition, the perception in the public market that our shareholders might sell a large number of shares of common stock could cause a decline in the market price of our common stock.

Our certificate of incorporation and Florida law could adversely affect our common stock price.

Provisions of our articles of incorporation and Florida law could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. These provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, the Board of Directors, without further shareholder approval, may issue additional series of preferred stock that could have the effect of delaying, deterring or preventing a change in control of us. The issuance of additional series of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the Selling Shareholders. If, however, the warrants are exercised by the Seller Shareholders for cash, we will receive the aggregate exercise price applicable to such warrants, and will use such amount for working capital and general corporate purposes. There is no assurance that the Seller Shareholders will exercise such warrants.

SELLING SHAREHOLDERS

The following table sets forth information as of December 31, 2007 with respect to the number of shares of common stock beneficially owned by the Selling Shareholders and as adjusted to give effect to the sale of the shares offered by the Selling Shareholders under this prospectus. As used in this prospectus, "Selling Shareholders" will refer to the Selling Shareholders along with any pledgees, assignees, donees, transferees or successors in interest.

The number of shares in the column labeled “Number of Shares Being Offered” represents all of the shares that the Selling Shareholders may offer under this prospectus. The Selling Shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered for their accounts. The table assumes that the Selling Shareholders sell all of the shares offered by them under this prospectus. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the Selling Shareholders will hold the shares before selling them. We currently have an agreement with the Selling Shareholders as described in "Plan of Distribution" to maintain the effectiveness of this registration statement for up to two years.

The amount and percentage of common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

	Shares of Common Stock Beneficially Owned Before the Offering				Shares of Common Stock Beneficially Owned After Offering
			Number of
Name	Number	Percentage	Shares Being Offered		Number	Percentage

LB I Group Inc.	7,600,000	1.2%	7,600,000	(1)	-	*
399 Park Avenue, 9th Floor
New York, NY 10022

The Quercus Trust	38,000,000	5.7%	38,000,000	(2)	-	*
1835 Newport Blvd. A109-PMB 467
Costa Mesa, CA 92627

Enable Growth Partners LP	12,205,000	1.8%	5,415,000	(3)	6,790,000	1.0%
One Ferry Building
Suite 255
San Francisco, CA 94111

Pierce Diversified Strategy Master Fund LLC	285,000	*	285,000	(4)	-	*
One Ferry Building
Suite 255
San Francisco, CA 94111

Credit Suisse Securities (USA) LLC	28,800,000	4.4%	3,800,000	(5)	25,000,000	3.9%
11 Madison Avenue
New York, NY 10010

Fidelity Commonwealth Trust: Fidelity
Small Cap Stock Fund	9,500,000	1.5%	9,500,000	(6)	-	*
c/o Fidelity Investments
82 Devonshire Street, MZ E31C
Boston, MA 02109

Fidelity Select Portfolios: Automobile
Portfolio	950,000	*	950,000	(7)	-	*
c/o Fidelity Investments
82 Devonshire Street, MZ E31C
Boston, MA 02109

CD Investment Partners, Ltd.	1,900,000	*	1,900,000	(8)	-	*
Carpe Diem Capital Management LLC
111 S. Wacker Drive, Suite 3950
Chicago, Illinois 60606

* less than one percent

Footnotes on following page

(1)
LB I Group is a wholly-owned subsidiary of Lehman Brothers Inc., which is a registered broker-dealer. LB I Group Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. Lehman Brothers Holdings Inc., a public reporting company, is the parent of Lehman Brothers Inc. The shares beneficially owned by the selling shareholder and offered pursuant to this prospectus include 3,600,000 shares that are issuable upon the exercise of warrants.

(2)
David Gelbaum and Monica Chavez Gelbaum, Co-Trustees, The Quercus Trust, have discretionary authority to vote over and dispose of the shares held by the selling shareholder and offered pursuant to this prospectus. The shares beneficially owned by the selling shareholder and offered pursuant to this prospectus include 18,000,000 shares that are issuable upon the exercise of warrants.

(3)
Mitch Levine, Managing Partner of Enable Capital Management, LLC, has discretionary authority to vote over and dispose of the shares held by the selling shareholder and offered pursuant to this prospectus. The shares beneficially owned by the selling shareholder and offered pursuant to this prospectus include 2,565,000 shares that are issuable upon the exercise of warrants.

(4)
Mitch Levine, Managing Partner of Enable Capital Management, LLC, has discretionary authority to vote over and dispose of the shares held by the selling shareholder and offered pursuant to this prospectus. The shares beneficially owned by the selling shareholder and offered pursuant to this prospectus include 135,000 shares that are issuable upon the exercise of warrants.

(5)
Credit Suisse Securities (USA) LLC is a broker-dealer and has represented to us that it is not acting as an underwriter in this offering, that it did not receive the shares it is offering under this prospectus as compensation for investment banking services, that it purchased such shares in the ordinary course of business, and that at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any party to distribute such shares. The shares beneficially owned by the selling shareholder and offered pursuant to this prospectus include 1,800,000 shares that are issuable upon the exercise of warrants.

(6)
The entity is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investor adviser under the Investment Advisors Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, MA 02109, is a wholly-owned subsidiary of FMR Corp.., and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Edward C. Johnson 3rd, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides directly with the Fund's Board of Trustees. The Fund is an affiliate of a broker-dealer. The Fund has represented to us that it is not acting as an underwriter in this offering, that it purchased the shares it is offering under this prospectus in the ordinary course of business and, at the time of purchase of such shares, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. The shares beneficially owned by the selling shareholder and offered pursuant to this prospectus include 4,500,000 shares that are issuable upon the exercise of warrants.

(7)
The entity is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investor adviser under the Investment Advisors Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, MA 02109, is a wholly-owned subsidiary of FMR Corp.., and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Edward C. Johnson 3rd, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides directly with the Fund's Board of Trustees. The Fund is an affiliate of a broker-dealer. The Fund has represented to us that it is not acting as an underwriter in this offering, that it purchased the shares it is offering under this prospectus in the ordinary course of business and, at the time of purchase of such shares, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. The shares beneficially owned by the selling shareholder and offered pursuant to this prospectus include 450,000 shares that are issuable upon the exercise of warrants.

(8)
Carpe Diem Capital Management LLC ("Carpe Diem Capital"), as investment manager for CD Investment Partners, Ltd. ("CDIP"), ZPII, LP ("ZPII), as the manager and sole member of Carpe Diem Capital, C3 Management Inc. ("C3"), as the general partner of ZPII, and John Ziegelman, as Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding shares of common stock of C3, each may be deemed to have beneficial ownership of the shares owned by CDIP which are being registered hereunder. The shares beneficially owned by the selling shareholder and offered pursuant to this prospectus include 900,000 shares that are issuable upon the exercise of warrants.

PLAN OF DISTRIBUTION

Each Selling Shareholder may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The staff of the SEC is of the view that selling security holders who are registered broker dealers or affiliates of registered broker dealers may be underwriters under the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Neither we nor any Selling Shareholder can presently estimate the amount of such compensation. Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

We entered into a Registration Rights Agreement with the Selling Shareholders under which we agreed to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the shares beneficially owned by the Selling Shareholder may be resold by such Selling Shareholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares beneficially owned by E the Selling Shareholder have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. If the registration statement of which this prospectus is a part is not filed prior to January 4, 2008 or declared effective by February 17, 2008, or April 2, 2008 if there is a review of the registration statement by the SEC, or is not kept effective during the period described above, with certain exceptions, we will be obligated to make monthly cash payments to the Selling Shareholders equal to .5% of the aggregate purchase price the Selling Shareholders paid for the securities whose resale is registered under this prospectus until the registration statement is effective up to a maximum of 6%.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under the provisions of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the purchases and sales of shares of the common stock by the Selling Shareholders or any other person may be limited.

LEGAL MATTERS

Arnstein & Lehr LLP will deliver an opinion as to the validity of the common stock offered by this Prospectus.

EXPERTS

The consolidated financial statements of Ener1 incorporated by reference in this prospectus have been audited by Malone & Bailey, PC, independent registered public accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement which the Company filed with the SEC. You should rely only on the information contained in this prospectus or incorporated herein by reference. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

Our Internet web site is http://www.ener1.com. The reports we file with or furnish to the SEC, including our annual report and quarterly reports, are available free of charge on our web site.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important business, financial and other information to you in this prospectus by referring you to the documents publicly filed with the SEC containing this information. The information incorporated by reference is deemed to be a part of this prospectus. The Company incorporates by reference into this registration statement and prospectus the Company’s documents listed below and any documents it files subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement but prior to effectiveness of the registration statement and (ii) after the date of this prospectus until the transactions contemplated by this prospectus are completed (which filed documents do not include any portion thereof not deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section):

•	The Company’s Annual Report on Form 10−KSB for the fiscal year ended December 31, 2006 filed with the SEC on April 4, 2007;

•
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form SB-2A filed with the SEC on September 11, 2007 under Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purposes of updating such description; and

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-referenced annual report.

The Company will provide you with a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to:

Ener1, Inc.
500 West Cypress Creek Road Suite 100
Fort Lauderdale, FL 33309
Attention: Gerard Herlihy
Chief Financial Officer
Telephone: (954) 556-4020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Registrant in connection with the registration of the securities offered by this Registration Statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.
SEC registration fee	$1,909
Legal fees and expenses	10,000	*
Accounting fees and expenses	10,000	*
Miscellaneous	5,000	*
Total	$26,909

*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The Registrant’s Articles of Incorporation, as amended and By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Registrant also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Registrant.

 Item 16. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 17. Undertaking

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

a)	1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

	iii.	Include any additional or changed material information on the plan of distribution.

 provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

	3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
                    The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing on an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will govern the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-3 and authorized this registration statement to be signed of its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on January 18, 2008.

ENER1, INC.

By:	/s/ Peter Novak
Peter Novak Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Novak as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Novak	Chief Executive Officer, Director	January 18, 2008
Peter Novak	(Principal Executive Officer)

/s/ Charles Gassenheimer	Chairman of the Board, Director	January 18, 2008
Charles Gassenheimer

/s/ Gerard A. Herlihy	Chief Financial Officer	January 18, 2008
Gerard A. Herlihy	(Principal Financial Officer and Principal Accounting Officer)

	Director	January 18, 2008
Kenneth Baker

/s/ Marshall Cogan	Director	January 18, 2008
Marshall Cogan

/s/ Elliot Fuhr	Director	January 18, 2008
Marshall Cogan

/s/ Karl Gruns	Director	January 18, 2008
Karl Gruns

/s/ Ludovico Manfredi	Director	January 18, 2008
Ludovico Manfredi

/s/ Thomas Snyder	Director	January 18, 2008
Thomas Snyder

	Director	January 18, 2008
Mike Zoi

INDEX TO EXHIBITS

4.1 Form of 5% Senior Secured Convertible Debenture incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated January 21, 2004.

4.2 Form of Warrant to Purchase Common Stock issued pursuant to Securities Purchase Agreement, dated January 16, 2004, incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated January 21, 2004.

4.3 Registration Rights Agreement dated as of January 16, 2004, by and among the Registrant the entities whose names appear on the signature pages thereof incorporated by reference to Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated January 21, 2004.

4.4 Warrant issued to Cofis Compagnie Fiduciaire S.A. dated October 15, 2004 to purchase from Ener1, Inc., 4,166,666 shares of Common Stock of the Company at a price per share of $1.25, incorporated by reference to Exhibit 4.4 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

4.5 Warrant issued to Cofis Compagnie Fiduciaire S.A. dated October 15, 2004 to purchase from Ener1, Inc., 4,166,666 shares of Common Stock of the Company at a price per share of $1.50, incorporated by reference to Exhibit 4.5 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

4.6 Warrant to Purchase Common Stock issued October 20, 2004 to Delphi Automotive Systems, LLC, to purchase up to 7,000,000 shares of Common Stock, incorporated by reference to Exhibit 4.6 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

4.7 Registration Rights Agreement dated as of October 20, 2004, by and between Ener1, Inc. and Delphi Automotive Systems LLC, incorporated by reference to Exhibit 4.7 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

4.8 Registration Rights Agreement dated as of October 20, 2004, by and between EnerDel, Inc., Delphi Automotive Systems, LLC and Ener1, Inc, incorporated by reference to Exhibit 4.8 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

4.9 Form of 7.5% Senior Secured Convertible Debenture issued pursuant to Securities Purchase Agreement dated March 5, 2005, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated March 15, 2005.

4.10 Form of Warrant to Purchase Common Stock issued pursuant to Securities Purchase Agreement, dated March 11, 2005 incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated March 15, 2005.

4.11 Registration Rights Agreement, dated as of March 14, 2005, by and among Ener1, Inc. and the purchasers of Ener1's 7.5% Senior Secured Convertible Debentures, incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K dated March 15, 2005.

 4.12 Form of Warrant to Purchase Common Stock of Ener1, dated December 9, 2004 Issued to Merriman Curhan Ford & Co., incorporated by reference to Exhibit 4.10 to the Registrant’s Registration Statement on Form SB-2 (Registration No. 333-124745), filed May 9, 2005.

4.13 Certificate of Designation of Non-Voting, Cumulative and Redeemable Series A Preferred Stock of EnerDel, Inc., dated October 20, 2004, incorporated by reference to Exhibit 4.6 to Amendment No. 1 to Ener1’s Quarterly Report on Form 10-QSB/A for the period ending September 30, 2004.

4.14 Form of Convertible Note issued to Ener1 Group, Inc. on June 30, 2006 and August 30, 2006, for $3,250,000 incorporated by reference to Exhibit 4.16 of Registrant's Quarterly Report on Form 10-QSB, filed August 21, 2006

4.15 Warrant issued to Ener1 Group, Inc. dated June 30, 2006 to purchase 9,000,000 shares of Common Stock of the Registrant incorporated by reference to Exhibit 4.17 of Registrant's Quarterly Report on Form 10-QSB, filed August 21, 2006.

4.16 Warrant issued to Ener1 Group, Inc. dated June 30, 2006 to purchase 20,000,000 shares of Common Stock of the Registrant incorporated by reference to Exhibit 4.18 of Registrant's Quarterly Report on Form 10-QSB, filed August 21, 2006.

4.17 Form of Warrant to Purchase Common Stock of Ener1, Inc. issued to Ener 1 Group on August 29, 2006, incorporated by reference to Exhibit 4.17 of Registrant's Form SB2/A filed September 3, 2006.

4.18 $3,100,000 Convertible Promissory Note issued to Ener1 Group, Inc. dated September 30, 2006, incorporated by reference to Exhibit 4.19 of Registrant's Quarterly Report on Form 10-QSB for the period ending September 30, 2006.

4.19 Warrant issued to Ener1 Group, Inc. dated September 30, 2006 to purchase 9,000,000 shares of Common Stock of the Registrant, incorporated by reference to Exhibit 4.20 of Registrant's Quarterly Report on Form 10-QSB for the period ending September 30, 2006.

4.20 Warrant issued to Ener1 Group, Inc. dated September 30, 2006 to purchase 9,000,000 shares of Common Stock of the Registrant, incorporated by reference to Exhibit 4.21 of Registrant's Quarterly Report on Form 10-QSB for the period ending September 30, 2006.

4.21 Registration Rights Agreement, dated January 5, 2007, by and between Ener1, Inc and Credit Suisse Securities (USA), LLC, incorporated by reference to Exhibit 10.02 to the Registrant’s Current Report on Form 8-K dated January 8, 2007.

4.22 Warrant issued to Credit Suisse Securities (USA), LLC, dated January 5, 2007, to purchase 5,000,000 shares of common stock of the Registrant at a price per share of $0.30, incorporated by reference to Exhibit 10.03 to the Registrant’s Current Report on Form 8-K dated January 8, 2007.

4.23 $4,500,000 Convertible Promissory Note issued to Ener1 Group, Inc. dated February 13, 2007 incorporated by reference to Exhibit 4.26 to the Registrant’s Registration Statement on Form SB-2 filed on February 13, 2007.

4.24 Form of Warrant to purchase 9,000,000 and 18,000,000 shares of Common Stock of the Registrant, issued to Ener1 Group, Inc. dated February 13, 2007, incorporated by reference to Exhibit 4.27 to the Registrant’s Registration Statement on Form SB-2 filed on February 13, 2007.

4.25 Warrant issued to Charles Gassenheimer dated January 5, 2007 to purchase 500,000 shares of common stock of the Registrant, incorporated by reference to Exhibit 4.28 to the Registrant’s Registration Statement on Form SB-2 filed on February 13, 2007.

4.26 $455,000 Convertible Promissory Notes issued to Ener1 Group, Inc. dated November 9, 2006 incorporated by reference to Exhibit 4.29 of Registrant's Quarterly Report on Form 10-QSB for the period ending March 31, 2007.

4.27 $655,000 Convertible Promissory Note issued to Ener1 Group, Inc. dated January 19, 2006 incorporated by reference to Exhibit 4.30 of Registrant's Quarterly Report on Form 10-QSB for the period ending March 31, 2007.

4.28 Form of Registration Rights Agreement among Ener1, Inc. Ener1 Group, Inc. and Enable Growth and Enable Opportunity dated May 10, 2007 filed in the registration statement on Form SB-2A on September 4, 2007.

4.29 Form of Securities Purchase Agreement among Ener1, Inc. Ener1 Group, Inc. and Enable Growth and Enable Opportunity dated May 10, 2007 filed in the registration statement on Form SB-2A on September 4, 2007.

5.1 Opinion on legality.*

10.6 Shareholders Agreement by and between ITOCHU and the Registrant, dated July 25, 2003, incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.

10.7 Amendment to Subscription and Investment Agreement by ITOCHU Corporation and the Registrant, dated January 31, 2004, incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-KSB for the period ended December 31, 2003.

10.8 Securities Purchase Agreement, dated as of January 16, 2004 by and among Ener1, Inc. and the entities whose names appear on the signature pages thereof, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated January 21, 2004.

10.9 Security Agreement dated as of January 16, 2004 by and among Ener1 Battery Company and the entities whose names appear on the signature pages thereof, incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K dated January 21, 2004.

10.10 Subsidiary Guaranty dated January 16, 2004 made by Ener1 Battery Company in favor of the Investors named therein, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated January 21, 2004.

10.11 Mortgage, Security Agreement and Assignment of Leases and Rents dated January 16, 2004 by Ener1 Battery Registrant to Satellite Asset Management, L.P., incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K dated January 21, 2004.

10.12 Waiver Agreement dated January 2004 by and between the Registrant and Ener1 Group, Inc. incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-KSB for the period ended December 31, 2003 filed on March 31, 2004.

 10.26 Form of Securities Purchase Agreement, dated as of March 11, 2005 by and among Ener1, Inc. and the purchasers of Ener1's 7.5% Senior Secured Convertible Debentures and Warrants to purchase shares of common stock, incorporated by reference to Exhibit 10.1 of the Registrant’s current report on Form 8-K filed March 15, 2005.

10.27 Form of Security Agreement dated as of March 14, 2005 by and among Ener1, Inc. and the purchasers of Ener1’s 7.5% Senior Secured Convertible Debentures, incorporated by reference to Exhibit 10.2 of the Registrant’s current report on Form 8-K filed March 15, 2005.

10.28 Form of Intercreditor Agreement dated as of March 11, 2004, among Ener1, Inc., the purchasers of Ener1's 7.5% Senior Secured Convertible Debentures and the purchasers of Ener1, Inc.’s 7.5% Senior Secured Convertible Debentures, incorporated by reference to Exhibit 10.3 of the Registrant’s current report on Form 8-K filed March 15, 2005.

10.35 Letter Agreement between the Registrant and Ener1 Group, Inc., dated October 15, 2004, regarding a financing commitment provided by Ener1 Group, Inc. to the Registrant, incorporated by reference to Exhibit 10.43 of Registrant’s Registration Statement on Form SB-2 (Registration No. 333-124745), filed May 9, 2005.

10.40 Purchase Agreement dated January 5, 2007, by and among Ener1 Group, Inc., Ener1, and Credit Suisse Securities (USA) LLC incorporated herein by reference to Exhibit 10.01 to Registrant’s current report on Form 8-K Dated January 8, 2007.

10.41 Warrant Exercise Agreement, dated as of March 30, 2006, by and between the Company and Ener1 Group, Inc., incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K dated April 5, 2006.

10.42 Securities Purchase Agreement incorporated by reference to Exhibit 10.1 of the Registrant’s current report on Form 8-K Dated filed November 20, 2007.

10.43 Registration Rights Agreement incorporated by reference to Exhibit 10.2 of the Registrant’s current report on Form 8-K Dated filed November 20, 2007.

10.44 Form of Warrant incorporated by reference to Exhibit 10.3 of the Registrant’s current report on Form 8-K Dated filed November 20, 2007.

23.1 Consent of Malone & Bailey, PC **

23.2 Consent of Arnstein & Lehr LLP (included in Exhibit 5.1).*

* To be filed by amendment.

** Filed herewith.